Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2019 Profit

First Quarter Highlights:

•                  Net income of $88 million, or $1.69 per diluted share

•                  Adjusted net income of $69 million, or $1.33 per diluted share

•                  Q1 2019 adjusted net income excludes the gain on sale of ExpressJet, net of other special items(1)

•                  Secured a multi-year extension on 38 CRJ700 aircraft with American; SkyWest also adding two used CRJ700s to its American contract

•                  Secured a conditional agreement to lease 29 CRJ700 aircraft to a third-party for a ten-year term

ST. GEORGE, UTAH, April 25, 2019 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2019, including net income of $88 million, or $1.69 per diluted share, compared to net income of $54 million, or $1.03 per diluted share, for Q1 2018. Adjusted net income in Q1 2019 was $69 million, up 27% from Q1 2018 primarily due to SkyWest’s ongoing fleet transition, as SkyWest has added 43 new aircraft since Q1 2018, and reduced aircraft ownership costs resulting from early lease buyouts executed in early 2019.

Commenting on the results, Chip Childs, Chief Executive Officer and President of SkyWest, said “This quarter was significant for SkyWest as we move forward as one airline with a smaller, but more efficient footprint.  Our team performed well this quarter through a series of severe weather events.  We are encouraged with our progress and are working together with our

(1)  See Reconciliation of non-GAAP financial measures section of this release for more information

14,000 employees to deliver the best possible product to our partners.”

Financial Highlights

Revenue was $724 million in Q1 2019, down from $783 million in Q1 2018 due to the sale of ExpressJet Airlines (“ExpressJet”) in January 2019. Excluding ExpressJet revenue in both periods, revenue increased to $700 million in Q1 2019 from $622 million in Q1 2018 primarily from the impact of adding 35 new E175 and eight new CRJ900 aircraft since Q1 2018.

Operating expenses were $627 million in Q1 2019, down from $695 million in Q1 2018 due to the sale of ExpressJet. Excluding ExpressJet operating expenses in both periods, operating expenses increased to $599 million in Q1 2019 from $528 million in Q1 2018, primarily from the additional aircraft placed into service, higher labor costs and special item operating expenses in Q1 2019.

The adjusted results for the quarter exclude $24.7 million of pre-tax earnings comprised of the gain on the sale of ExpressJet of $46.6 million (pre-tax) and a $21.9 million (pre-tax) expense primarily due to a non-cash write-off of aircraft manufacturer part credits forfeited to settle future lease return obligations.

Operational Update

Flying contract extension

SkyWest announced today that it has agreed to a multi-year extension with American Airlines (“American”) on 38 CRJ700 aircraft.  These aircraft previously had contract maturities scheduled to begin in late 2019.  SkyWest also expects to add two used CRJ700 aircraft to the American contract in Q2 2019 under a multi-year term.

Lease agreement with a third-party for 29 CRJ700 aircraft

SkyWest also announced today that it has agreed to lease 29 CRJ700 aircraft to a third-party for a ten-year term, subject to the finalization of their flying contract.  SkyWest anticipates the aircraft will be placed under lease in increments from mid-2019 to mid-2020.

Delivery schedule under previously announced agreements

E175 aircraft to be financed by SkyWest and operated for Delta Air Lines (“Delta”) and Alaska Airlines (“Alaska”):

•                  Took delivery of one aircraft during Q1 2019 (Delta contract)

•                  Scheduled to take delivery of four aircraft in Q2 2019 (Delta contract)

•                  Scheduled to take delivery of four aircraft in mid-2020 (Delta contract)

•                  Scheduled to take delivery of three aircraft in 2021 (Alaska contract)

SkyWest expects to remove a used CRJ900 aircraft from its contract with Delta as each of these ERJ175 aircraft is placed into service with Delta (total of nine CRJ900 expected removals).  As previously announced, SkyWest anticipates leasing five CRJ900s to a third party under a six-year term and returning four CRJ900s to a lessor following removal of service with Delta.

CRJ900 aircraft to be financed by Delta and operated by SkyWest for Delta:

•                  Took delivery of three aircraft during Q1 2019

•                  Scheduled to take delivery of four aircraft in mid-2019

•                  Scheduled to take delivery of eight aircraft in 2020

SkyWest expects to remove a used CRJ700 from its contract with Delta as each of these CRJ900 financed by Delta is placed into service.  As previously announced, SkyWest anticipates transitioning the CRJ700s removed under this arrangement with Delta to an agreement with American.

Joint venture with Regional One

SkyWest entered into a joint venture with Regional One during Q1 2019.  The primary purpose of the joint venture is to lease spare engines to third parties.  SkyWest anticipates initiating transactions through the joint venture beginning in Q2 2019, including the transfer of 14 engines into the joint venture.

Previously announced transactions that closed in Q1 2019

In January 2019, SkyWest completed the previously announced sale of ExpressJet to ManaAir, LLC.  The transaction was completed in two parts, through an asset sale and stock sale, for an aggregate sales price of $77 million.  SkyWest loaned $26 million to ManaAir in conjunction with the closing.

SkyWest also completed the previously-announced early leveraged lease buyout on 16 CRJ700s and 36 CRJ200s.  SkyWest used $110 million in Q1 2019 to acquire these aircraft off lease.  SkyWest assumed no debt on these aircraft.

Capital and Liquidity

SkyWest had $544 million in cash and marketable securities at March 31, 2019, down from $689 million at December 31, 2018. During the first quarter of 2019, SkyWest:

•                  Used $110 million to acquire 52 CRJ aircraft under an early lease buyout

•                  Used $90 million to acquire 16 used CRJ700s previously operated and leased by a SkyWest entity.  SkyWest anticipates leasing the majority of airframes and engines to third parties and using a portion of aircraft components as spare parts.

•                  Received $51 million net cash from the sale of ExpressJet

•                  Used $25 million to repurchase stock, of which $21 million was purchased under SkyWest’s $250 million share repurchase program approved during Q1 2019

•                  Used $4 million toward the purchase of one E175 aircraft

•                  Used $28 million for other capital investments, primarily related to spare engines, aircraft parts and maintenance assets

Total debt at March 31, 2019 was $3.1 billion, down from $3.2 billion as of December 31, 2018.   Q1 2019 ending debt balance included debt issued for one E175 aircraft acquired during the quarter, offset by principal payments.

Reconciliation to Adjusted Net Income and Diluted Earnings per Share (unaudited)

(Dollars in thousands, except per diluted share)

	For the three months ended March 31, 2019
	Pre-tax income	Income tax benefit (expense)	Net income	Net income per diluted share
GAAP income	$114,444	$(26,263)	$88,181	$1.69
Q1 2019 adjustments (1)	(24,656)	5,646	(19,010)
Adjusted income	$89,788	$(20,617)	$69,171	$1.33

(1)         Excludes the gain on the sale of ExpressJet of $46.6 million (pre-tax); also excludes special item operating expenses of $21.9 million (pre-tax), primarily consisting of a non-cash write-off of aircraft manufacturer part credits that SkyWest forfeited to settle future lease return obligations.

The non-GAAP information presented in this release should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting SkyWest’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of SkyWest’s business without regard to these items.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company.  SkyWest Airlines has a fleet of nearly 500 aircraft connecting millions of passengers each month to over 250 destinations and provides commercial air service in cities throughout North America with more than 2,100 daily flights.  SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines to carry more than 35 million passengers annually.  Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with exceptional value for customers, shareholders and its nearly 14,000 employees.

SkyWest will host its conference call to discuss first quarter 2019 results today, April 25, 2019, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/30064. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2019 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the potential benefits resulting from the sale of ExpressJet, including reduced risk, increased flexibility, efficiency and improved positioning for market opportunities, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years, and related removal from service and/or placement into service of certain aircraft, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements for any reason. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31
	2019	2018
OPERATING REVENUES
Flying agreements	$700,001	$767,964
Airport customer service and other	23,693	15,436
Total operating revenues	723,694	783,400

OPERATING EXPENSES
Salaries, wages and benefits	257,588	306,719
Aircraft maintenance, materials and repairs	118,262	141,606
Depreciation and amortization	89,986	77,585
Airport-related expenses	30,647	29,307
Aircraft fuel	25,656	26,939
Aircraft rentals	20,158	44,680
Special items	21,869	—
Other operating expenses	63,109	68,389
Total operating expenses	627,275	695,225
OPERATING INCOME	96,419	88,175
OTHER INCOME (EXPENSE)
Interest income	3,807	1,705
Interest expense	(32,507)	(26,234)
Other income, net	46,725	3,558
Total other income (expense), net	18,025	(20,971)

INCOME BEFORE INCOME TAXES	114,444	67,204
PROVISION FOR INCOME TAXES	26,263	12,842
NET INCOME	$88,181	$54,362

BASIC EARNINGS PER SHARE	$1.71	$1.05
DILUTED EARNINGS PER SHARE	$1.69	$1.03

Weighted average common shares
Basic	51,440	51,921
Diluted	52,098	53,033

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31, 2019	December 31, 2018
Cash and marketable securities	$544,282	$689,329
Other current assets	237,112	331,465
Total current assets	781,394	1,020,794

Property and equipment, net	5,236,966	4,963,732
Deposit on aircraft	37,602	42,012
Other long-term assets	488,570	286,674
Total assets	$6,544,532	$6,313,212

Current portion, long-term debt	$362,797	$350,206
Other current liabilities	582,530	574,620
Total current liabilities	945,327	924,826

Long-term debt, net of current maturities	2,734,317	2,809,768
Other long-term liabilities	864,321	614,337
Stockholders’ equity	2,000,567	1,964,281
Total liabilities and stockholders’ equity	$6,544,532	$6,313,212

Unaudited Operating Highlights – SkyWest Airlines

	Three Months Ended March 31,
	2019	2018	Change
Block hours	349,389	328,944	6.2%
Departures	193,475	185,478	4.3%

Adjusted flight completion	99.9%	99.8%	0.1	pts
Raw flight completion	96.4%	97.8%	(1.4	) pts

Passengers carried	9,614,952	9,059,473	6.1%
Passenger load factor	78.6%	78.8%	(0.2	) pts

Average passenger trip length	507	493	2.8%

On January 22, 2019, SkyWest completed the sale of ExpressJet to a third party.  The unaudited operating highlights above include SkyWest Airlines only and exclude ExpressJet in both periods for comparability purposes.

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service decreased by 120 aircraft during Q1 2019, as follows:

Aircraft in scheduled service at December 31, 2018:		596
Additions:
New E175 aircraft:	1
New CRJ900 aircraft:	3
Total new aircraft added:		4

Used aircraft transitioned back into service, net		3

ExpressJet removals:
ERJ145 aircraft:	(100)
CRJ200 aircraft:	(16)
CRJ700 aircraft:	(10)
		(126)
SkyWest Airlines removal:
CRJ900 aircraft:		(1)
Aircraft in scheduled service at March 31, 2019:		476

SkyWest’s total fleet in service decreased by 104 aircraft over the last twelve months, as follows:

Aircraft in scheduled service at March 31, 2018:		580
Additions:
New E175 aircraft:	35
New CRJ900 aircraft:	8
Total new aircraft added:		43

Used aircraft transitioned back into service, net		3

ExpressJet removals:
ERJ145 aircraft:	(100)
CRJ700 aircraft:	(43)
CRJ900 aircraft:	(6)
		(149)
SkyWest Airlines removal:
CRJ900 aircraft:		(1)
Aircraft in scheduled service at March 31, 2019:		476

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type

	Three months ended March 31,
	2019	2018	Variance %
SkyWest Airlines:
E175s	126,749	99,592	27.3%
CRJ900s	30,965	27,996	10.6%
CRJ700s	71,768	66,347	8.2%
CRJ200s	119,907	135,009	(11.2)%
Total Block Hours	349,389	328,944	6.2%

Aircraft in Scheduled Service and Block Hour Production Forecast for 2019

	As of 12/31/2018	As of 3/31/2019	As of 6/30/2019	As of 9/30/2019	As of 12/31/2019
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
SkyWest Airlines aircraft (1):
E175s	146	147	151	151	151
CRJ900s	41	43	43	43	43
CRJ700s	99	99	96	96	96
CRJ200s	184	187	184	184	184
Total SkyWest Airlines	470	476	477	477	477

As of 12/31/2018
(Actual)
ExpressJet aircraft (1):
ERJ145s	100
CRJ200s	16
CRJ700s	10
Total ExpressJet	126

	Q4-2018	Q1-2019	Q2-2019	Q3-2019	Q4-2019	Total 2019
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
SkyWest Airlines (2):
Block Hours	351,928	349,389	370,000	375,000	364,000	1,458,000

(1)   The aircraft count in the table above excludes aircraft removed from SkyWest’s scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft placed into service when transitioning between flying contracts, and timing of new aircraft deliveries.

As of March 31, 2019, SkyWest was leasing 20 CRJ200s to third parties and removed one CRJ900 from scheduled service in preparation for a third-party lease (these aircraft are excluded from the table above).

(2)   Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates. Actual block hours presented for Q4-2018 and Q1-2019 in the table above exclude block hours operated by ExpressJet prior to the sale of ExpressJet on January 22, 2019.  ExpressJet generated approximately 17,000 block hours in the month of January 2019 through the date of sale. ExpressJet also generated 81,500 block hours in Q4-2018.